Exhibit 99.1

PRESS RELEASE	CONTACT:	Brian Shannon
713.849.9911
bshannon@flotekind.com

Flotek Industries Reports Fourth Quarter And Full Year 2008 Results

Including Non-Cash Goodwill Impairment Charge

Amends Credit Facility

HOUSTON, March 16, 2009, Flotek Industries, Inc. (NYSE: FTK), a technology-driven growth company serving the oil, gas, and mining industries, today announced results for the year ending December 31, 2008.

4Q 2008 Highlights vs. 4Q 2007 Highlights

•	38.2% growth in Revenue

•	Impairment loss of $67.7 million related to goodwill and other intangible assets

•	Loss from Operations of $61.1 million compared to Income from Operations of $6.3 million income in prior year

•	Diluted loss per share of $2.44 compared to diluted income per share of $0.16 in prior year

•	Excluding the effect for the impairment, our results reflect:

•	5.6% increase in Income from Operations

•	17.3% increase in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

•	33.2% decrease in Net income or $0.05 per share

Jerry Dumas, Chairman of the Board, CEO and President, stated, “ The overall economic outlook combined with declining commodity prices have resulted in lower well completion activity, and higher oil and natural gas inventories. The belief from many economists is that well completion demand will erode further in 2009, posing a serious challenge for Flotek and other service companies. However, we remain convinced that our commitment to technology and attention given to differentiating our business with proprietary and patented products will help sustain Flotek’s market position.”

“Flotek achieved overall revenue growth of over 35.0% in the fourth quarter and over 40.0% for the year in 2008. We increased revenue in all three segments and maintained gross profit margins of 40.0% for the year. These results point to the commitment of our employees and our entire company. These results point to the commitment of our employees to differentiate our Company, despite current economic conditions.”

Mr. Dumas added, “We anticipate further reductions in customer spending in 2009, and severe pricing competition among those customers completing wells. As a result, we are taking appropriate measures to size our business as activity declines. Our decisions, while in reaction to the current trend, are being made to provide us with the greatest flexibility to capitalize on the anticipated return to more normal market conditions in the future.”

Fourth Quarter Results

Total revenue increased 38.2% to $60.0 million in 2008 compared to $43.4 million for the same period in 2007. Flotek reported a net loss of $46.3 million, or $2.44 per fully diluted share, compared to net income of $3.1 million, or $0.16 per fully diluted share in the fourth quarter of 2007.

The net loss in the fourth quarter of 2008 includes a non-cash charge of $67.7 million for the impairment of goodwill and other intangible assets. The impairment charge resulted from management’s comparison of the current asset carrying values to their fair-value. The economic outlook in 2009 caused management to reach the conclusion that the fair market value of those identified assets had been lowered, or “impaired”. Without the charges, adjusted net income for the fourth quarter of 2008 would have been $2.1 million or $0.11 per fully diluted share.

2008 Highlights vs. 2007 Highlights

•	43.1% increase in Revenue

•	Impairment loss of $67.7 million related to goodwill and other intangible assets in our Drilling Products and Artificial Lift segments

•	Loss from Operations of $30.8 million compared to Income from Operations of $29.7 million in prior year

•	Diluted loss per share of $1.69 compared to diluted income per share of $0.88 in prior year

•	Excluding the effect for the impairment, our results reflect:

•	24.4% increase in Income from Operations

•	33.7% increase in EBITDA

•	1.7% decrease in Net Income or $0.03 per share

Full Year 2008 Results

Total revenue increased 43.1% to $226.1 million for the year ended December 31, 2008 compared to $158.0 million for the same period in 2007. Revenue increased in all three segments and Flotek experienced organic growth greater than 20% compared to the previous year primarily as a result of an increase in sales, particularly of our proprietary specialty chemicals, tool rentals, service inspections and expansion of our mud motor fleet.

The Company incurred a net loss from operations for the year ended December 31, 2008 totaling $30.8 million, compared to income from operations of $29.7 million for the year ended December 31, 2008.

The net loss for the year ended December 31, 2008 was $31.9 million, or $1.69 per fully diluted share, compared to net income of $16.7 million and $0.88 per fully diluted share for the same period in 2007. Excluding the impairment charge, adjusted net income for 2008 was $16.4 million, or $0.85 per fully diluted share.

Chemicals and Logistics Segment

Chemicals and Logistics revenue for the year ended December 31, 2008 was $109.4 million, an increase of 26.8%, compared to $86.3 million for the year ended December 31, 2007. The increase in revenue is primarily a result of an increase in sales of our proprietary specialty chemicals and the contribution from the Sooner Energy Services, Inc. acquisition. This increase was partially offset by a decrease in sales of commoditized products. A price increase implemented in the first quarter of 2008 was offset in the second half of the year by rising raw material costs. Sales of our micro-emulsion chemicals grew 37.2%, to $77.4 million for the year ended December 31, 2008 from $56.4 million for 2007 as a result of increased fracturing activities and wider acceptance of our micro-emulsion products by independent pressure pumping companies as well as the majors.

Income from operations was $37.4 million for the year ended December 31, 2008, approximately 16% higher than the same period in 2007. Income from operations as a percentage of revenue decreased to 34.2% for the year ended December 31, 2008 from 37.5% for the year ended December 31, 2007. The rising cost of raw materials (petroleum-based feedstock) reduced our operating profits which we partially offset through targeted price increases for certain products. We also made investments related to a new research and development facility and for our international initiative.

As a result of the declining market conditions experienced in the fourth quarter of 2008, we have begun to institute measures to size the organization to current activity levels and changing geographic mix. We have recently announced the relocation of one our production chemical manufacturing facilities. We are focused on margin protection through management of raw material and fixed costs as we anticipate increased pricing pressures from our customers and competitors. As a technology driven company, we remain active in our research and development efforts even in a soft market.

Drilling Products Segment

Drilling Products revenue for the year ended December 31, 2008 was $98.3 million, an increase of 72.9%, compared to $56.8 million for the year ended December 31, 2007. The acquisition of Teledrift, Inc. contributed more than 50% of the growth in Drilling Products revenues in 2008. Organic growth related to tool rentals, services and inspection and the expansion of our mud motor fleet contributed the balance of the revenue increase. Our initiative to develop Flotek shock subs and drilling jars, which replace sub-rentals, had a minimal positive impact on 2008, however, we anticipate the benefits of these initiatives to be realized in the first half of 2009.

Loss from operations was $43.8 million in 2008. Adjusting for the effect of the impairment of goodwill and other intangible assets of $59.1 million related to this segment, adjusted income from operations was $15.3 million for the year ended December 31, 2008, approximately 170% higher than in 2007. Adjusted income from operations as a percentage of revenues increased to 15.6% for the year ended December 31, 2008. The increase in adjusted income from operations was primarily driven by the acquisition of Teledrift and our expansion into higher margin tools, motors and services. We made strategic investments in new North American sales facilities and opened two new repair facilities during the year.

The Drilling Products segment requires higher levels of capital expenditures than our other segments. Capital expenditures in the current year were approximately $19.8 million for the drilling segment compared to $8.5 million in 2007. Due to current market conditions that began to develop late in the year, we plan to reduce capital spending in this segment by more than 60% in 2009. Our plan is designed to meet our maintenance capital requirements and provide opportunity to grow our business in the area of higher margin drilling jars and seal bearing motors as part of our strategic drilling products suite.

We are taking action to size the Drilling Products segment to the current marketplace through strategic actions that are focused on personnel and our fixed costs. These actions are designed to provide us with the greatest flexibility to capitalize on the anticipated return to more normal market conditions in the future. Pricing remains very competitive and we will aggressively defend our market share with competitive pricing and margin protection by combining sales of our technology products with our commodity products. Drilling Products will continue replacing sub-rented drilling jars and shock subs with higher margin proprietary tools. Additionally, we intend to further grow our presence in the international market through the introduction of CAVO mud motors and the Teledrift line of MWD (Measurement While Drilling) products including the TelePulse MWD for horizontal drilling that is scheduled for introduction in 2009.

Artificial Lift Segment

Artificial Lift revenues for the year ended December 31, 2008 were $18.4 million, an increase of 23.8%, compared to $14.9 million for the year ended December 31, 2007. The increase in revenue is primarily a result of very active coal bed methane drilling in Wyoming, an increase in rod pump sales and a price increase implemented in August in response to an increase in our raw material costs. We opened two new repair facilities in North America, designed to be scalable to varying activity levels, to take advantage of market opportunities.

Loss from operations was $6.7 million for the year ended December 31, 2008, primarily as a result of the $8.6 million impairment charge related to goodwill and other intangible assets. Excluding the effect of the impairment, adjusted income from operations was $1.8 million or approximately 33.5% higher than income from operations of $1.4 million in 2007. Income from operations as a percentage of revenue increased slightly to 10.0% for the year ended December 31, 2008 from 9.3% in 2007. We made strategic investments by adding two new pump repair facilities and increased our field sales presence.

Consistent with our strategy within our other two segments, we began to reduce our operating cost structure to align with the current market conditions in late fourth quarter 2008 while maintaining flexibility that should allow us to capitalize on a return to a more normalized market. Our focus will be on competitive pricing and exceptional service by offering our proprietary downhole gas separator technology and Petrovalve rod pump systems, especially in the international market.

Credit Agreement

As a result of the impairment charge of $67.7 million recorded in the fourth quarter, as previously discussed, we did not meet the Minimum Net Worth covenant contained in our Credit Agreement dated March 31, 2008. On February 25, 2009, we entered into the First Amendment and Temporary Waiver Agreement with our lenders which amended the terms of the Credit Agreement. This Amendment, among other things, increased the interest rate margins applicable to advances under the Credit Agreement, decreased the aggregate revolving commitment under the Credit Agreement to $15.0 million from $25.0 million, and provided a temporary waiver of any breach by Flotek of the Minimum Net Worth covenant through the earlier of May 15, 2009 or the occurrence of certain other specified events. The Amendment also permits the Company to exchange shares of its common stock for up to $40.0 million of our Convertible Senior Notes which otherwise would be prohibited. It was contemplated that the First Amendment and Temporary Waiver would be followed in short order with a Second Amendment to address the potential non-compliance within the next year of the Leverage Ratio and the Fixed Charge Coverage Ratio covenants based on financial projections for 2009.

We executed a Second Amendment to the Credit Agreement with our lenders on March 13, 2009. The Second Amendment, among other things, permanently reduces our aggregate revolving commitment to $15.0 million, increases our interest rate and fees associated with borrowings under the Credit Agreement, limits our permitted maximum capital expenditures to $8.0 million and $11.0 million for 2009 and 2010 respectively and establishes new covenants related to Minimum Net Worth, the Leverage Ratio and the Fixed Charge Coverage Ratio. Amortization schedules were unchanged requiring quarterly payments of $2.0 million through the maturity date of March 31, 2011. Based on our current financial projections for 2009, we expect to comply with the revised covenants contained in the Second Amendment.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2008	2007	2006
	(in thousands, except per share data)
Revenue	$226,063	$158,008	$100,642

Cost of revenue	135,307	94,561	61,249

Expenses:
Impairment of Goodwill and Intangible assets	67,695	—	—
Selling, general and administrative	46,311	30,639	18,919
Depreciation and amortization	5,570	2,273	965
Research and development	1,931	849	656

Total expenses	121,507	33,761	20,540

Income (loss) from operations	(30,751)	29,686	18,853

Other income (expense):
Interest expense	(10,233)	(3,501)	(1,005)
Investment income and other	(96)	956	85

Total other income (expense)	(10,329)	(2,545)	(920)

Income (loss) before income taxes	(41,080)	27,141	17,933
Benefit (Provision) for income taxes	9,139	(10,414)	(6,583)

Net income (loss)	$(31,941)	$16,727	$11,350

Other comprehensive income (loss):
Foreign currency translation adjustment	80	8	37

Comprehensive income (loss)	$(31,861)	$16,735	$11,387

Basic and diluted earnings (loss) per common share:
Basic earnings (loss) per common share	$(1.69)	$0.91	$0.66
Diluted earnings (loss) per common share	$(1.69)	$0.88	$0.61
Weighted average common shares used in computing basic earnings (loss) per common share	18,867	18,338	17,289
Incremental common shares from stock options, warrants and restricted stock	—	620	1,299

Weighted average common shares used in computing diluted earnings (loss) per common share	18,867	18,958	18,588

EBITDA Reconciliation:

This press release contains references to EBITDA. EBITDA is a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. EBITDA, as used and defined in this press release, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure for the years and fourth quarters ended December 31, 2008 and 2007, are provided in the table below.

	2008	2007
	(in thousands)
Net Income (Loss)	$(31,941)	$16,727

Interest expense	10,233	3,501
Depreciation and Amortization (1)	12,844	6,537
Impairment of Goodwill and Intangible assets	67,695	—
(Benefit) Provision for income taxes	(9,139)	10,414

EBITDA	$49,692	$37,179

	Q4 2008	Q4 2007
	(in thousands)
Net Income (Loss)	$(46,294)	$3,119

Interest expense	3,084	957
Depreciation and Amortization (1)	3,415	1,984
Impairment of Goodwill and Intangible assets	67,695	—
(Benefit) Provision for income taxes	(17,929)	2,439

EBITDA	$9,971	$8,499

(1)	Includes depreciation included in cost of revenue of $7,274 and $4,264 for the years ended December 31, 2008 and 2007, respectively and $2,085 and $1,101 for the quarters ended December 31, 2008 and 2007, respectively.

Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations before certain impairment items, and also view our results as adjusted for certain non-cash activities, as it is not indicative of our core operating activities. We believe our presentation of financial measures before, or excluding, this item, which is a non-GAAP measure, enhances our investor’s overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of Flotek Industries. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain impairment items and other charges as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. In the tables below, we reconcile our financial measures before certain impairment items and other charges to our reported GAAP financial results for the fourth quarter and full year of both 2008 and 2007.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry. However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.

GAAP to Non-GAAP Reconciliation

	2008 YTD	2008 Q4
	(in thousands, except per share amounts)
Income From Operations	$(30,751)	$(61,076)
Impairment of Goodwill & Intangible Assets	67,695	67,695

Adjusted Income from Operations	$36,944	$6,619

Net Loss	$(31,941)	$(46,294)
Impairment of Goodwill & Intangible Assets	67,695	67,695
Tax Benefit from Impairment	(19,316)	(19,316)

Adjusted Net Income	$16,438	$2,085

Basic loss per common share	$(1.69)	$(2.44)
Effect of Impairment	3.58	3.57
Effect of Tax Benefit from Impairment	(1.02)	(1.02)

Basic earnings per common share before Impairment	$0.87	$0.11

Diluted loss per common share	$(1.69)	$(2.44)
Effect of Impairment	3.58	3.57
Effect of Tax Benefit from Impairment	(1.02)	(1.02)
Effect of Dilution	(0.02)	—

Diluted earnings per common share before Impairment	$0.85	$0.11

Weighted average common shares used in computing basic earnings per common share	18,867	18,969
Incremental common shares from stock options and restricted stock	460	248

Weighted average common shares used in computing diluted earnings per common share	19,327	19,217

Year End Conference Call

Date & Time:	Monday, March 16, 2009 9:00 AM CDT (10:00 AM EDT)

Dial-In Number:	800-860-2442 (U.S. & Canada) 412-858-4600 (International) Passcode: Flotek

Call will be broadcast live at www.flotekind.com

Replay Number:	877-344-7529 Passcode: 428605#

Replay:	Available through Friday, March 27, 2009 Webcast replay available at www.flotekind.com

Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.